UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1 to
FORM S-1
on
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAGLE BROADBAND, INC.
(Exact name of registrant as specified in its charter)

Texas	101 Courageous Drive	76-0494995
(State or other jurisdiction of	League City, Texas 77573-3925	(I.R.S. Employer
incorporation or organization)	(281) 538-6000	Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Micek
President & Chief Executive Officer
Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573-3925
(281) 538-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey A. Adams, Esq.
Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573-3925
(281) 538-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This filing relates to shares of common stock sold by Eagle Broadband, Inc. in August 2005. Eagle is not registering any additional shares of its common stock by filing this Amendment.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 amends the Registration Statement on Form S-1 (No. 333-127895) of Eagle Broadband, Inc. It is being filed only to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3.

Prospectus

30,843,750 Shares

EAGLE BROADBAND, INC.

COMMON STOCK

This prospectus relates to the offer and sale from time to time of up to 30,843,750 shares of our common stock for the account of the shareholders named in this prospectus. The selling shareholders acquired the shares directly from us pursuant to a purchase agreement entered into in August 2005.

The prices at which the selling shareholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

Our common stock is listed on the American Stock Exchange under the symbol “EAG.” On January 24, 2006, the last sales price of our common stock as reported on the American Stock Exchange was $0.13 per share.

You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 2 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January ____, 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. This prospectus contains information regarding our businesses and detailed financial information. You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

In this prospectus, “Eagle Broadband, Inc.,” the “Company,” “we,” “us” or “our” refer to Eagle Broadband, Inc., a Texas corporation, and its subsidiaries, except where otherwise indicated or required by context.

Our Business

The Company is a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers. The Company leverages years of proven experience delivering advanced IP-based broadband services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers. The Company’s product offerings include IPTVComplete™, a fast, low cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAX™ satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite-based voice and data communications from any location on Earth.

General

Eagle was incorporated in May 1993 and changed its name in February 2002 to Eagle Broadband, Inc., its current name. Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and our telephone number is (281) 538-6000.

The Offering

In this offering, we are registering the resale of up to 30,843,750 shares of common stock by the selling shareholders. We will not receive any proceeds from the resale of common stock by the selling shareholders, but we may receive gross proceeds of up to $202,500 from the exercise of a warrant.

O Number of shares offered for resale:	Up to 30,843,750 shares
O Number of shares of Common Stock outstanding: (As of January 18, 2006)	303,086,275 shares
O Number of shares outstanding does not include the following:	As of January 18, 2006, 14,919,304 shares reserved for issuance pursuant to outstanding options and warrants.
O American Stock Exchange Ticker Symbol:	EAG
O Risks

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results. See “Risk Factors” on Page 2 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business could be harmed. The value of our stock could decline, and you may lose all or part of your investment. Further, this prospectus contains forward-looking statements and actual results may differ significantly from the results contemplated by such forward-looking statements.

Our business strategy focuses on the marketing and sale of three core product offerings which may not be commercially successful.

We seek to execute our business strategy by realigning staff and resources to concentrate on the sales of these products. Therefore, there can be no assurances that the Company will be successful in marketing these products, or that customers will ultimately purchase our products. Failure to have commercial success from the sale of these products will negatively impact our financial condition.

We have a history of operating losses and may never achieve profitability.

From inception through November 30, 2005, we have incurred an accumulated deficit in the amount of $216,750,000. For the quarter ended November 30, 2005, we incurred losses from operations in the amount of $2,634,000. We anticipate that we will incur losses from operations for the foreseeable future. Our future revenues may never exceed operating expenses, thereby making the continued viability of our Company dependent upon raising additional capital.

As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations. At November 30, 2005, we had approximately $2,033,000 in cash, cash equivalents and securities available for sale, and a working capital deficit of approximately $9,379,000. Our net cash used by operations for the quarter ended November 30, 2005, was approximately $2,855,000.

In August 2005, we sold 30,000,000 shares of our common stock for net proceeds of $3,766,500 in a private placement. We will utilize these proceeds along with our cash and cash equivalents to fund operations. We will likely need to raise additional capital to fund working capital in the third quarter of fiscal 2006.

We currently do not have credit facilities available with financial institutions or other third parties, and historically have relied upon best efforts third-party funding. Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors. We may need to continue to rely upon financing from external sources to fund its operations for the foreseeable future. If we are unable to raise sufficient capital from external sources to fund our operations, we may need to sell assets to meet working capital needs or curtail operations.

We have been named a defendant in several lawsuits, which if determined adversely, could harm our ability to fund operations.

Eagle Broadband and its subsidiaries have been named defendants in several lawsuits in which plaintiffs are seeking substantial damages, which may include any of the following lawsuits:

o
Cornell Capital Partners, LP v. Eagle Broadband. In July 2003, Cornell Capital sued Eagle Broadband alleging breach of contract, fraud and negligent misrepresentation. As of November 30, 2003, the principal balance of the debenture was approximately $1.2 million and was repaid, although the suit remains outstanding. We have filed a counterclaim against Cornell Capital seeking in excess of $2 million.

o	The Tail Wind Fund, Ltd. v. Eagle Broadband and Link Two Communications. In June 2004, the Tail Wind Fund asserted breach of contract claim in the amount of approximately $25 million.

o
State of Florida Dept. of Environmental Protection v. Reco-Tricote, Inc., and Southwest Tire Recycling Inc., currently known as Clearworks.net, Inc. The Florida EPA sued Clearworks.net presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys’ fees and court costs. Clearworks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southwest Tire Recycling.

We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of any one pending lawsuit could substantially harm our ability to fund operations.

Our future revenues are not predictable.

During the third quarter of the fiscal year ended August 31, 2005, management determined to further focus marketing efforts on the Company’s IPTVComplete product, the MediaPro IP set-top boxes and SatMAX satellite communications systems. Historical revenues should not be viewed as indicative of any future revenues since future revenues will be dependant upon the market acceptance of our core product offerings.

Our business is subject to many factors that could cause quarterly or annual operating results to fluctuate and our stock price to be volatile.

Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our quarterly or annual operating results do not meet the expectations of investors, the trading price of our common stock could decline. Some of the factors that could affect our quarterly or annual operating results include:

o	the timing and amount of, or cancellation or rescheduling of, orders for our products;

o	our ability to develop, introduce, ship and support certain products;

o	announcements, new product introductions and reductions in price of products offered by our competitors;

o	our ability to control costs;

o	the loss of one or more of our major customers or a significant reduction in orders from those customers;

o	increased competition, particularly from larger, better capitalized competitors;

o	fluctuations in demand for our products and services; and

o	market conditions specifically and economic conditions generally.

We rely heavily on third-party suppliers for the material components for our products and supply shortages could cause delays in manufacturing and delivering products which could reduce our revenues.

We rely upon unaffiliated suppliers for the material components and parts used to assemble our products. Most parts and components purchased from suppliers are available from multiple sources. We have not experienced significant supply shortages in the past and we believe that we will be able to continue to obtain most required components and parts from multiple suppliers. However, the lack of availability of certain components could require a major redesign of our products and could result in production and delivery delays, which could reduce revenues from product sales.

Because our industry is rapidly evolving, if we are unable to adapt or adjust our products to new technologies, our ability to compete and operate profitably may be significantly impaired.

The design, development, and manufacturing of IP, broadband, entertainment and communications products are highly competitive and characterized by rapid technology changes. We compete with products and technologies from a number of other companies. Development by others of new or improved products or technologies may make our products obsolete or less competitive. While we believe that our products are based on advanced technologies, our products may become obsolete in the future or we may not be able to develop a commercial market for our products in response to future technology advances and developments. The inability to develop new products or adapt our current products to new technologies could impact our financial condition.

Approximately 22% of our total assets are comprised of intangible assets including goodwill, contract rights, customer relationships and other intangible assets which are subject to review on a periodic basis to determine whether an impairment on these assets is required. An impairment would not only greatly diminish our assets, but would also require us to record a significant charge against our earnings.

We are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. At the fiscal year ended August 31, 2002, Eagle determined that $37,565,000 of goodwill associated with the acquisition of Clearworks.net, Inc. was impaired. At the fiscal year ended August 31, 2003, management determined that a $7,611,000 non-cash impairment charge was necessary against realigned operations and the discontinued sale of low margin commodity products, residential and commercial structured wiring operations and the withdrawal from an Austin, Texas area broadband services development. Included in the impairment was the write down of goodwill of $1,878,000 associated with the acquisition of Comtel. At the fiscal year ended August 31, 2004, management assessed the fair value of the intangible assets and concluded that the goodwill and other intangible assets valuations were at an amount greater than the current carrying and other intangible assets value. At the fiscal year ended August 31, 2005, management determined an impairment charge of $23,912,668 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc. At November 30, 2005, our intangible assets, including goodwill, were approximately $8.6 million. If management determines that impairment exists, we will be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined.

Our business relies on our use of proprietary technology. Asserting, defending and maintaining intellectual property rights is difficult and costly and the failure to do so could harm our ability to compete and to fund our operations.

We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology. In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management’s time and attention from our business. In addition to costly litigation and diversion of management’s time, any potential intellectual property litigation could force us to take specific actions, including:

o	cease selling products that use the challenged intellectual property;

o	obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

o	redesign those products that use infringing intellectual property.

We compete with many companies that are larger and possess greater capital resources than we do, and our growth and profitability are dependent on our ability to compete with these entities.

We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from other companies and technology providers. If we are unable to make or keep our products competitively priced and attain a market share in the markets in which our products compete, our sales may suffer which could impact our financial condition.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

Certain parts of our operations are dependent upon our ability to support a complex network infrastructure. Many of our customers are dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and some of our infrastructure are located in the Texas Gulf Coast area, there is a likelihood that our operations may be effected by hurricanes or tropical storms, tornados, or flooding. Although we maintain redundant systems in north Houston, Texas, which allow us to operate our networks on a temporary basis, the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and impair our ability to generate revenue and achieve profitability.

Our stock price has been volatile in the past, and shareholders face the possibility of future fluctuations in the price of our common stock.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance. From January 1, 2005, through December 31, 2005, the highest sales price of our common stock was $0.69 per share, and the lowest sales price was $0.09 per share. The market price of our common stock has been volatile in the last 12 months and may continue to be volatile in the future.

Our industry is highly regulated, and new government regulation could hurt our ability to timely introduce new products and technologies.

Our broadband and communications products are regulated by federal, state, and local governments. We are generally required to obtain regulatory approvals in connection with providing television services. For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may affect the way we design our products. New laws or regulations may harm our ability to timely introduce new products and technologies, which could decrease our revenues by shortening the life cycle of a product.

Shares eligible for future sale may adversely affect the market price of our common stock.

The 30,843,750 shares, the resale of which is being registered hereunder, may be sold by the selling shareholders into the public market pursuant to this prospectus. Further sales of shares of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock. A lower stock price could impair our ability to raise capital through the sale of equity securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements subject to the “safe harbor” legislation appearing at Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). We make “forward-looking statements” throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “would,” “could,” “likely” and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings “Our Business” and “Risk Factors,” but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management’s reasonable beliefs or estimates of future results or trends. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

o	our ability to develop and introduce innovative products;

o	our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;

o	our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;

o	cancellation or lack of market acceptance of our recurring-revenue contracts;

o	risks of competition in our existing and future markets;

o	the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;

o	our liquidity constraints; and

o	the other risks described in “Risk Factors” or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time-to-time with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered under this prospectus. If the warrant to purchase 843,750 shares of common stock is exercised for cash, we will receive gross proceeds of $202,500 which will be used for general working capital purposes.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling shareholders. We will not receive any proceeds from the resale of the common stock by the selling shareholders. We will receive proceeds from the exercise of the warrant. Assuming all the shares registered below are sold by the selling shareholders, none of the selling shareholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Shareholder	Shares Beneficially Owned Before Offering	% Ownership Before Offering	Amount Offered	Shares Beneficially Owned After Offering	% Ownership After Offering
Frederick C. Applegate Trust (1)	1,481,481	*	1,481,481	—	—
David Callan	3,703,704	1.2	3,703,704	—	—
Frorer Partners, L.P. (2)	22,222,222	7.2	22,222,222	—	—
W. Anthony Hitschler	1,481,481	*	1,481,481	—	—
Keystone Group Holdings, L.P. (3)	843,750 (4)	*	843,750 (4)	—	—
Bruce and Kathryn Evans	1,111,112	*	1,111,112	—	—
Total	30,843,750	9.9	30,843,750	—	—

(1)	Frederick C. Applegate exercises voting and dispositive power over all of the shares beneficially owned by Frederick C. Applegate Trust.

(2)	Peter Frorer exercises voting and dispositive power over all of the shares beneficially owned by Frorer Partners, L.P.

(3)
William Fretz exercises voting and dispositive power over all of the shares beneficially owned by Keystone Group Holdings, L.P. The shareholder received a warrant as compensation for assisting the Company in the private sale of 30,000,000 shares of its common stock.

(4)
Represents 843,750 shares of common stock underlying a five-year warrant that is currently exercisable at an exercise price of $0.24 per share. The shares underlying this warrant are being registered today.

None of the selling shareholders has had a material relationship with us or any of our affiliates within the past three years except that:

1)	Frederick C. Applegate Trust purchased 1,097,561 shares of Company common stock at $0.41 per share from the Company on February 14, 2005;

2)	David Callan purchased 2,804,879 shares of Company common stock at $0.41 per share from the Company on February 14, 2005;

3)
Frorer Partners, L.P. purchased 7,317,074 shares of Company common stock at $0.41 per share from the Company on February 14, 2005, and 10,000,000 shares at $0.2035 per share from the Company on April 15, 2005;

4)	W. Anthony Hitschler purchased 1,000,000 shares of Company common stock at $0.41 per share from the Company on February 14, 2005; and

5)	Bruce and Kathryn Evans purchased 350,000 shares of Company common stock at $0.41 per share from the Company on February 14, 2005.

The Keystone Equities Group previously served as placement agent for the sale of 20,000,000 shares of Company common stock in February 2005, and 10,000,000 shares in April 2005, and received aggregate sales commissions of $796,000 in connection therewith.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholders has sole or shared voting power or investment power and also any shares which the selling shareholders has the right to acquire within 60 days.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately negotiated transactions;

o	settlement of short sales entered into after the date of this prospectus;

o	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale;

o	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being registered for resale in this prospectus.

We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF SEC POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide our directors with protection for breaches of their fiduciary duties to us or our shareholders. In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August  31, 2005 have been so incorporated in reliance on the report of Lopez, Blevins, Bork & Associates, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act:

•	Annual Report on Form 10-K for the year ended August 31, 2005, filed on November 29, 2005.

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended August 31, 2005, filed on December 19, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended November 30, 2005, filed on January 9, 2006.

•	Current Reports on Form 8-K filed on September 15, October 18, October 20, November 30 and December 2, 2005, and January 11, 2006.

•	Description of our common stock contained in our registration statement on Form S-1/A, file no. 333-127895, filed on December 2, 2005.

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the last offering the securities under this prospectus.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statement, and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website or our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

You may request a copy of our SEC filings at no cost, by telephoning or writing us at the following address:

Investor Relations
Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573
(281) 538-6000

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. We maintain a website at www.eaglebroadband.com.

Up To
30,843,750
Shares Common Stock

EAGLE BROADBAND, INC.

Prospectus

January __, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$625.26
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous	$10,000.00
TOTAL	$40,625.26

The amounts set forth above, except for the SEC registration fee, are in each case estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that: “No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director’s capacity as a director, except for (i) a breach of such director’s duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.”

Our Articles further provide that: “The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act.” The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or (2) in which the person is found liable to the corporation.

Section 10.2 of our Bylaws provide that “The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company’s best interests and, in all other cases, that his conduct was at least not opposed to the Company’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s Official Capacity, or (y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.” Section 10.4 referred to above provides that: “Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.”

ITEM 16. EXHIBITS.

Exhibit Number	Description

4.1
Purchase Agreement by and between Eagle Broadband, Inc. and Investors dated October 2, 2003, including registration rights and security agreement attached as an exhibit thereto (Incorporated by reference to Exhibit 10.1 of Form S-3, filed October 3, 2003).

4.2
Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto, dated August 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed August 18, 2005).

4.3
Registration Rights Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.2 of Form 8-K, filed August 18, 2005).

4.4
Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed February 18, 2005).

5.1*	Opinion of Brewer & Pritchard, P.C. (Incorporated by reference to Exhibit 5.1 of Form S-1/A, filed October 28, 2005).

23.1	Consent of Lopez, Blevins, Bork and Associates, LLP

23.2	Consent of Brewer & Pritchard, P.C. (included in Exhibit 5.1)

* Filed with the original filing of this registration statement on Form S-1/A, filed October 28, 2005.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution or any material change to such information in the registration statement;

(c) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas on January 25, 2006.

Eagle Broadband, Inc.

By: /s/ DAVID MICEK
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ DAVID MICEK
David Micek	Chief Executive Officer and Director	January 25, 2006
(Principal Executive Officer)

/s/ JULIET MARKOVICH
Juliet Markovich	Corporate Controller & Principal Accounting Officer	January 25, 2006
(Principal Financial and Accounting Officer)

/s/ ROBERT BACH
Robert Bach	Director	January 25, 2006

/s/ H. DEAN CUBLEY
H. Dean Cubley	Director	January 25, 2006

/s/ GLENN A. GOERKE
Glenn A. Goerke	Director	January 25, 2006

/s/ C. J. REINHARTSEN
C. J. Reinhartsen	Director	January 25, 2006

/s/ LORNE E. PERSONS, JR.
Lorne E. Persons, Jr.	Director	January 25, 2006

/s/ JAMES D. YARBROUGH
James D. Yarbrough	Director	January 25, 2006

EXHIBIT INDEX

Exhibit Number	Description

4.1
Purchase Agreement by and between Eagle Broadband, Inc. and Investors dated October 2, 2003, including registration rights and security agreement attached as an exhibit thereto (Incorporated by reference to Exhibit 10.1 of Form S-3, filed October 3, 2003).

4.2
Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto, dated August 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed August 18, 2005).

4.3
Registration Rights Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.2 of Form 8-K, filed August 18, 2005).

4.4
Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed February 18, 2005).

5.1*	Opinion of Brewer & Pritchard, P.C. (Incorporated by reference to Exhibit 5.1 of Form S-1/A, filed October 28, 2005).

23.1	Consent of Lopez, Blevins, Bork and Associates, LLP

23.2	Consent of Brewer & Pritchard, P.C. (included in Exhibit 5.1)

* Filed with the original filing of this registration statement on Form S-1/A, filed October 28, 2005.